Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 for Face Print Global Solutions, Inc., of our report dated April 20, 2005, relating to the March 31, 2005 financial statements of Face Print Global Solutions, Inc., which appears in such Prospectus.  We also consent to the reference to us under the heading "Experts".

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

March 27, 2006